Exhibit 10.1

CREDIT SUISSE SECURITIES (USA) LLC	WACHOVIA CAPITAL MARKETS, LLC
Eleven Madison Avenue	One Wachovia Center
New York, NY 10010	301 South College Street
Charlotte, NC 28288

CREDIT SUISSE	WACHOVIA BANK, NATIONAL ASSOCIATION
Eleven Madison Avenue	One Wachovia Center
New York, NY 10010	301 South College Street
Charlotte, NC 28288
CONFIDENTIAL
November 23, 2008
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attention: Joe Squicciarino
PROJECT ALBERT
$775,000,000 Senior Secured Credit Facilities
Amended and Restated Commitment Letter
Ladies and Gentlemen:
     This Amended and Restated Commitment Letter amends and restates the commitment letter among the parties hereto dated September 11, 2008 (the “Original Commitment Letter”) with respect to the subject matter hereof, and supersedes and replaces the Original Commitment Letter in all respects.
     You have advised Credit Suisse (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Wachovia Bank, National Association (“Wachovia Bank”) and Wachovia Capital Markets, LLC (“Wachovia Securities” and, together with Wachovia Bank and their respective affiliates, “Wachovia”, and together with Credit Suisse, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) all the equity interests of a company previously identified to us as “Albert” (the “Company”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)).
     You have further advised us that, in connection therewith, the Borrower will obtain the senior secured credit facilities (the “Senior Facilities”) described in the Term Sheet, in an aggregate principal amount of up to $775,000,000.
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1. Commitments.
     In connection with the foregoing, each of Credit Suisse and Wachovia is pleased to advise you of its several, but not joint, commitment to each provide 50% of the principal amount of the Senior Facilities, upon the terms and subject to the conditions set forth in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”) and in Exhibits A and B hereto.
2. Titles and Roles.
     You hereby appoint (a) each of CS Securities and Wachovia Securities to act, and each of CS Securities and Wachovia Securities hereby agrees to act, as joint bookrunners and joint arrangers for the Senior Facilities (collectively, the “Joint Arrangers”), (b) Wachovia Securities to act, and Wachovia Securities hereby agrees to act, as Syndication Agent and (c) CS to act, and CS hereby agrees to act, as sole administrative agent and sole collateral agent for the Senior Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS Securities, CS and Wachovia Securities, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that Credit Suisse will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Facilities. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Senior Facilities unless you and we shall so agree.
3. Syndication.
     We reserve the right, prior to and/or after the execution of definitive documentation for the Senior Facilities, to syndicate all or a portion of our commitments with respect to the Senior Facilities to a group of banks, financial institutions and other institutional lenders (together with the Commitment Parties, the “Lenders”) identified by us and reasonably acceptable to you, and you agree to provide us through at least December 12, 2008 to syndicate the Senior Facilities. We have commenced syndication efforts and you agree to continue to actively assist us in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between senior management, representatives and advisors of you and the proposed Lenders, (c) assistance by you in the preparation of a Confidential Information Memorandum for the Senior Facilities and other marketing materials to be used in connection with the syndication, (d) your providing or causing to be provided a detailed business plan or projections of the Borrower and its subsidiaries for the years 2008 through 2014 (if the Closing Date occurs in 2008) or 2015 (if the Closing Date occurs in 2009) and for the eight quarters beginning with the third quarter of 2008, in each case, to the extent delivered after the date hereof, in form and substance the same in all material respects as previously delivered and otherwise reasonably satisfactory to us (we confirm that you have delivered such business plan prior to the date hereof and such business plan was in form and substance reasonably satisfactory to us), (e) your using commercially reasonable efforts to obtain, promptly following the execution hereof, a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower and giving effect to the Transactions, and ratings for the Senior Facilities from each of S&P and Moody’s, and (f) the hosting, with the Joint Arrangers, of one or more meetings of prospective Lenders. You further agree that, if Merger Sub, you and the Company enter into an agreement and plan of merger in connection with
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the Acquisition (a “Merger Agreement”) prior to the consummation of a Tender Offer or if the Board of Directors of the Company recommends the Tender Offer to its shareholders (each, a “Negotiated Transaction”), you will thereafter use your commercially reasonable efforts to cause the Company, its senior management, representatives and advisors to assist in the foregoing matters.
     You agree, at the request of the Joint Arrangers, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Senior Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Borrower or the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You further agree that each document to be disseminated by the Joint Arrangers to any Lender in connection with the Senior Facilities will, at the request of any Joint Arranger, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly (after you have had an opportunity to review the same) that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Senior Facilities; (b) administrative materials prepared by the Joint Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Senior Facilities.
     The Joint Arrangers will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Joint Arrangers in their syndication efforts, you agree promptly to prepare and provide (and, in the case of a Negotiated Transaction, to use commercially reasonable efforts to cause the Company to provide) to the Joint Arrangers all information with respect to the Borrower and the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Joint Arrangers may reasonably request.
4. Information.
     You hereby represent and covenant (and it shall be a condition to our commitments hereunder, and our agreements to perform the services described herein) that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Joint Arrangers by or on behalf of you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Joint Arrangers by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Borrower and the Company and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to the Joint Arrangers (it being understood that such Projections
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are not a guaranty of future performance and that actual results during the period covered by such Projections may materially differ from the projected results therein). You agree that if at any time prior to the closing of the Senior Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Senior Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
5. Fees.
     As consideration for our commitments hereunder, and our agreements to perform the services described herein, you agree to pay to us the fees set forth in this Commitment Letter and in the amended and restated fee letter dated the date hereof and delivered herewith with respect to the Senior Facilities (the “Fee Letter”).
6. Conditions Precedent.
     Our commitments hereunder, and our agreements to perform the services described herein, are subject to (a) our not having discovered or otherwise having become aware of any information not previously disclosed to us (including without limitation by way of any public filings by the Borrower or the Company with the Securities and Exchange Commission prior to the date hereof) that is inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of (i) the business, assets, liabilities, operations, condition (financial or otherwise), operating results, Projections or prospects of the Company and its subsidiaries or the Borrower and its subsidiaries, in each case, taken as a whole, or (ii) the Transactions, (b) there not having occurred any event, change or condition since December 31, 2007 (the date of the most recent audited financial statements of the Company delivered to the Joint Arrangers as of the date hereof) that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, Projections or prospects of the Company and its subsidiaries, taken as a whole, (c) there not having occurred any event, change or condition since December 31, 2007 (the date of the most recent audited financial statements of the Borrower delivered to the Joint Arrangers as of the date hereof) that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, Projections or prospects of the Borrower and its subsidiaries, taken as a whole, (d) our satisfaction that, prior to and during the syndication of the Senior Facilities, there shall be no other issues of debt securities or commercial bank or other credit facilities of the Borrower or its subsidiaries, or, in the event of a Negotiated Transaction, the Company or its subsidiaries, being announced, offered, placed or arranged (other than indebtedness secured only by auction rate securities and that otherwise has terms reasonably satisfactory to the Joint Arrangers (a “Permitted ARS Borrowing”)), (e) the negotiation, execution and delivery of definitive documentation with respect to the Senior Facilities on terms and conditions set forth herein and otherwise in form and substance reasonably satisfactory to us and our counsel, (f) your compliance with the terms of this Commitment Letter and the Fee Letter, and (g) the other conditions set forth in Exhibits A and B hereto. The terms of the definitive documentation for the Senior Facilities shall be in a form such that they do not materially impair the initial funding of the Senior Facilities on the Closing Date if the conditions set forth in the preceding sentence are satisfied.
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7. Indemnification; Expenses.
     You agree (a) to indemnify and hold harmless each Commitment Party and its officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Senior Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, the Company or any of their respective shareholders or affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of such Commitment Party’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case, incurred in connection with the Senior Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Senior Facilities and any ancillary documents and security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Senior Facilities.
8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
     You acknowledge that each Commitment Party may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
     You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or
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alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that the Commitment Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and no Commitment Party shall have any responsibility or liability to you with respect thereto. Any review by any Commitment Party of the Borrower, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any of your affiliates.
     You further acknowledge that each Commitment Party is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
9. Assignments; Amendments; Governing Law, Etc.
     This Commitment Letter shall not be assignable by you without the prior written consent of the Joint Arrangers (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Each Commitment Party may assign its commitment hereunder to one or more prospective Lenders with the prior written consent of CS Securities (which consent shall not be unreasonably withheld or delayed), whereupon such Commitment Party shall be released from the portion of its commitment hereunder so assigned. Any and all obligations of, and services to be provided by, any Commitment Party hereunder (including, without limitation, such Commitment Party’s commitment) may be performed and any and all rights of such Commitment Party hereunder may be exercised by or through any of its respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Joint Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Senior Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that the Commitment Parties shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Each Commitment Party may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information
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on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date of such Transactions, all at such Commitment Party’s expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Senior Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
10. Jurisdiction.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.
11. Waiver of Jury Trial.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
12. Confidentiality.
     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any Commitment Party pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree, to the extent legally permitted to do so, to inform us promptly thereof prior to such disclosure); provided that, after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) to rating agencies in connection with the Transactions, and (iii) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, to the extent you
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reasonably determine that such disclosure is required by law; provided further that, following your acceptance of this Commitment Letter and the Fee Letter, you may disclose the Fee Letter, redacted in a manner satisfactory to the Joint Arrangers, to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential “need to know” basis; provided further that, unless otherwise instructed in writing by either Joint Arranger, you may disclose drafts of this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.
     Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.
13. Surviving Provisions.
     The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or any Commitment Party’s commitment hereunder and our agreements to perform the services described herein.
14. PATRIOT Act Notification.
     Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), such Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow such Commitment Party or such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that each Commitment Party shall be permitted to share any or all such information with the Lenders.
15. Acceptance and Termination.
     If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 12:00 (noon), New York City time, on November 24, 2008. Each Commitment Party’s offer hereunder, and its agreements to
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perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Joint Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on each Commitment Party only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on the earliest to occur of (x) the date of the closing of the Tender Offer, (y) the public announcement of the abandonment of the Acquisition or acceptance of an alternative proposal or, in the event a Merger Agreement is entered into, the termination of the Merger Agreement or (z) February 15, 2009, then this Commitment Letter and each Commitment Party’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Commitment Parties shall, in their discretion, agree to an extension.
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     We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours, CREDIT SUISSE SECURITIES (USA) LLC
By	/s/ Jeffrey Cohen
	Name:	Jeffrey Cohen
	Title:	Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By	/s/ John D. Toronto
	Name:	John D. Toronto
	Title:	Director

By	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Associate

WACHOVIA CAPITAL MARKETS, LLC
By	/s/ David Gillespie
	Name:	David Gillespie
	Title:	Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION
By	/s/ David Gillespie
	Name:	David Gillespie
	Title:	Managing Director

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Accepted and agreed to as of the date first above written:

KING PHARMACEUTICALS, INC.

By	/s/ Brian A. Markison

Name: Brian A. Markison
Title: Chairman, President and Chief Executive Officer
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CONFIDENTIAL
EXHIBIT A
PROJECT ALBERT
$775,000,000 Senior Secured Credit Facilities
Summary of Principal Terms and Conditions

Borrower:	King Pharmaceuticals, Inc., a Tennessee corporation (the “Borrower”).

Transactions:	The Borrower intends to acquire (the “Acquisition”) all the equity interests of a company previously identified to the Joint Arrangers (as defined below) as “Albert” (the “Company”). The Acquisition will be effected through a two-step transaction pursuant to which the Borrower or a newly formed, wholly-owned Delaware subsidiary of the Borrower (“Merger Sub”) will commence a cash tender offer (the “Tender Offer”) for all of the issued and outstanding shares of capital stock of the Company not owned directly or indirectly by the Borrower at the time of the commencement of the Tender Offer, followed as promptly as practicable after the consummation of the Tender Offer by a merger (the “Second-Step Merger”) of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of the Borrower and all shares not tendered in the Tender Offer, subject to dissenters’ rights, being cashed out in the Second-Step Merger. In connection with the Acquisition, (a) equity holders of the Company shall receive cash consideration not to exceed an amount to be agreed among the Joint Arrangers and the Borrower, (b) the Borrower will obtain the senior secured credit facilities described below under the caption “Senior Facilities”, and (c) fees and expenses incurred in connection with the foregoing in an aggregate amount not to exceed an amount to be agreed among the Joint Arrangers and the Borrower (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:	Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to you (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Joint Arrangers:	Credit Suisse Securities (USA) LLC and Wachovia Capital Markets, LLC will act as joint bookrunners and joint arrangers for the Senior Facilities described
Senior Facilities Term Sheet

below (collectively, in such capacities, the “Joint Arrangers”), and will perform the duties customarily associated with such roles. Credit Suisse will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Facilities.

Syndication Agent:		Wachovia Capital Markets, LLC will act as syndication agent for the Senior Facilities described below (in such capacity, the "Syndication Agent”).

Documentation Agent:		At the option of the Joint Arrangers, one or more financial institutions identified by the Joint Arrangers and acceptable to the Borrower (in such capacity, the “Documentation Agent”).

Senior Facilities:	(A)	A senior secured term loan facility in an aggregate principal amount of up to $125,000,000 (the “Term Loan A Facility”).

	(B)	A senior secured term loan facility in an aggregate principal amount of up to $500,000,000 (the “Term Loan B Facility” and, together with the Term Loan A Facility, the “Term Facilities”).

To the extent the Borrower is able to access its auction rate securities (“ARS”) (whether through a Permitted ARS Borrowing, redemption of such ARS by the issuer thereof, repurchase of such ARS by the seller thereof, sale of such ARS by the Borrower or otherwise (each of the foregoing an “ARS Liquidation”)) on or prior to the Closing Date, the size of the Term Facilities shall be reduced in an amount equal to the net cash proceeds thereof so accessed; provided that in the event that the Revolving Facility is reduced to $100,000,000 upon failure to satisfy the Ratings Condition as provided below, such reduction of the Term Facilities shall only be required from and to the extent that the net cash proceeds of all such ARS Liquidations exceed $50,000,000 (the allocation of such reduction between the Term Facilities to be determined by the Joint Arrangers in consultation with the Borrower).
Senior Facilities Term Sheet

	(C)	A senior secured revolving credit facility in an aggregate principal amount of up to $150,000,000 (the “Revolving Facility” and, together with the Term Facilities, the “Senior Facilities”), of which up to an aggregate amount to be agreed upon will be available through a subfacility in the form of letters of credit; provided that if the Ratings Condition (as defined below) is not satisfied, the amount of the Revolving Facility shall be reduced to $100,000,000.

In connection with the Revolving Facility, CS (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an aggregate amount to be agreed upon. Except for purposes of calculating the Commitment Fee described in Annex I hereto, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Purpose:	(A)	The proceeds of the Term Facilities will be used by the Borrower solely as follows: (a) to pay part of the share consideration payable upon consummation of the Tender Offer and the merger consideration payable upon consummation of the Second-Step Merger (the share and merger consideration, the “Acquisition Consideration”), (b) to refinance certain existing indebtedness of the Borrower and its subsidiaries and the Company and its subsidiaries outstanding as of the Closing Date (the “Existing Debt”) and (c) to pay the Transaction Costs.

	(B)	The proceeds of loans under the Revolving Facility will be used by the Borrower solely from time to time for general corporate purposes (including the payment of Acquisition Consideration).

	(C)	Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Availability:	(A)	The Term Facilities shall be available in not more than 3 drawings at any time commencing on the Closing Date and ending on the earlier of (i) the date that is 120 days after the Closing Date and (ii) the consummation of the Second-Step Merger.

Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.
Senior Facilities Term Sheet

	(B)	Loans under the Revolving Facility may be made on the Closing Date to fund any Acquisition Consideration and to fund up-front fees or original issue discount as expressly contemplated by the Fee Letter. Letters of credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under the facilities no longer available to the Borrower and its subsidiaries as of the Closing Date or, in lieu thereof, loans under the Revolving Facility may be made on the Closing Date up to an amount to be agreed to cash collateralize such outstanding letters of credit. After the Closing Date, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Original Issue Discount:	(A)	Term Loan A Facility

If, on the Closing Date, the Borrower has received a public corporate credit rating of BB- or higher by S&P and a public corporate family rating of Ba3 or higher by Moody’s (the “Ratings Condition”), the loans under the Term Loan A Facility will be issued to the Lenders at a price of 98.0% of their principal amount.

If, on the Closing Date, the Ratings Condition is not satisfied, the loans under the Term Loan A Facility will be issued to the Lenders at a price of 97.5% of their principal amount.

	(B)	Term Loan B Facility

If, on the Closing Date, the Ratings Condition is satisfied, the loans under the Term Loan B Facility will be issued to the Lenders at a price of 97.5% of their principal amount.

If, on the Closing Date, the Ratings Condition is not satisfied, the loans under the Term Loan B Facility will be issued to the Lenders at a price of 97.0% of their principal amount.
Senior Facilities Term Sheet

	(C)	Revolving Facility

If, on the Closing Date, the Ratings Condition is satisfied, an upfront fee equal to 2.0% of the aggregate commitments under the Revolving Facility will be payable by the Borrower on the Closing Date to the Lenders under the Revolving Facility.

If, on the Closing Date, the Ratings Condition is not satisfied, an upfront fee equal to 2.5% of the aggregate commitments under the Revolving Facility will be payable by the Borrower on the Closing Date to the Lenders under the Revolving Facility.

	(D)	Generally

Notwithstanding the above, (a) all calculations of interest and fees in respect of the Senior Facilities will be calculated on the basis of their full stated principal amount and (b) at the option of the Joint Arrangers, any original issue discount may instead be effected in the form of additional upfront fees payable to the applicable Lenders.

Interest Rates and Fees:		As set forth on Annex I hereto.

Default Rate:		The applicable interest rate plus 2.0% per annum.

Letters of Credit:		Letters of credit under the Revolving Facility will be issued by CS or another Lender acceptable to the Borrower and the Agent (the "Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.
Senior Facilities Term Sheet

Final Maturity and Amortization:	(A)	Term Loan A Facility

The Term Loan A Facility will mature on the date that is five years after the Closing Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 7.5% of the original principal amount of the Term Loan A Facility during the first year after the Closing Date, 7.5% of the original principal amount of the Term Loan A Facility during the second year after the Closing Date, 10% of the original principal amount of the Term Loan A Facility during the third year after the Closing Date, 15% of the original principal amount of the Term Loan A Facility during the fourth year after the Closing Date and 60% of the original principal amount of the Term Loan A Facility during the fifth year after the Closing Date.

	(B)	Term Loan B Facility

The Term Loan B Facility will mature on the date that is six years after the Closing Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan B Facility with the balance payable on the maturity date of the Term Loan B Facility.

	(C)	Revolving Facility

The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

	(D)	Generally

Notwithstanding the foregoing, each of the Senior Facilities shall mature and be payable in full on October 1, 2011 unless the Borrower’s 1 1/4% convertible senior notes due April 1, 2026 (the “Borrower’s Convertible Notes”) shall have been refinanced on terms reasonably satisfactory to the Agent on or prior to such date.

Guarantees:		All obligations of the Borrower under the Senior Facilities and under any interest rate protection or other hedging arrangements entered into with the Agent, any Joint Arranger, an entity that is a Lender at the time of such transaction, or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized domestic subsidiary of the Borrower (the “Subsidiary Guarantors”); provided that the Company and its subsidiaries shall not be required to become Guarantors prior to the consummation of the Second-
Senior Facilities Term Sheet

Step Merger.

Security:	The Senior Facilities, the Guarantees and any Hedging Arrangements will be secured by substantially all assets of the Borrower and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests held by the Borrower or any Subsidiary Guarantor (excluding, prior to the consummation of the Second-Step Merger, the equity interests of the Company) (which pledge, in the case of any foreign subsidiary, (i) shall be limited to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower and (ii) shall exclude any equity interests in immaterial foreign subsidiaries) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders (including, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens, subject to customary and limited exceptions to be agreed upon. Notwithstanding the foregoing, (i) in circumstances where the Agent and the Borrower agree that the cost, burden or consequences of obtaining or perfecting a security interest in any asset is excessive in relation to the practical benefit afforded thereby, such asset shall be excluded from the Collateral, (ii) (x) the Borrower and its subsidiaries (excluding the Company and its subsidiaries) shall only be required to provide liens on real property, deposit accounts and letter of credit rights (the “Specified Collateral”) within a reasonable period of time (to be agreed) following the Closing Date; provided that it shall use commercially reasonable efforts to provide a lien on such Specified Collateral on or prior to such date and (y) the
Senior Facilities Term Sheet

Company and its subsidiaries shall only be obligated to provide liens on Specified Collateral within a reasonable period of time (to be agreed upon) following the Second-Step Merger; provided that it shall have used commercially reasonable efforts to provide a lien on such Specified Collateral on or prior to such date and (iii) ARS shall not constitute part of the Collateral to the extent subject to a Permitted ARS Borrowing (and shall be automatically released from the Collateral in the event of any consummation of a Permitted ARS Borrowing post-closing).

Mandatory Prepayments:	Loans under the Senior Facilities shall be prepaid with (a) 50% of Excess Cash Flow (to be defined), subject to a leveraged-based step-down to be agreed, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds but excluding certain sales of margin stock) (subject to exceptions and reinvestment provisions to be agreed upon), (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Borrower and its subsidiaries (subject to exceptions to be agreed upon), (d) 100% of the net cash proceeds of any ARS Liquidation received after the Closing Date; provided that in the event that Revolving Facility is reduced to $100,000,000 upon a failure to satisfy the Ratings Condition as provided above, such prepayment shall only be required from and to the extent that the net cash proceeds from all ARS Liquidations exceed $50,000,000 in the aggregate, (e) 50% of the net cash proceeds of issuances of equity securities of the Borrower and its subsidiaries (subject to exceptions to be agreed upon), and (f) 100% of any purchase price adjustment following consummation of the Acquisition.

Notwithstanding the foregoing, each Lender under the Term Facilities shall have the right to reject its pro rata share of any mandatory prepayments described above. Any remaining amounts may be retained by the Borrower.

The above-described mandatory prepayments shall be applied pro rata to the remaining amortization payments under the Term Facilities. When there are no longer outstanding loans under the Term Facilities, mandatory prepayments will be applied first, to prepay outstanding loans under the Revolving Facility and second, to cash collateralize outstanding letters of
Senior Facilities Term Sheet

credit, in each case, with no corresponding permanent reduction of commitments under the Revolving Facility.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facilities will be applied pro rata to the remaining amortization payments under the Term Facilities.

Representations and Warranties:	To be reasonably specified by the Agent, including, without limitation, corporate status; legal, valid and binding documentation; no consents; accuracy of financial statements, confidential information memorandum and other information; no material adverse change; absence of undisclosed liabilities, litigation and investigations; no violation of agreements or instruments; compliance with laws (including PATRIOT Act, OFAC rules and regulations, ERISA, margin regulations, environmental laws and laws applicable to sanctioned persons); payment of taxes; ownership of properties; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; validity, priority and perfection of security interests in the Collateral; and treatment as senior debt under all subordinated debt (if any) and as sole designated senior debt thereunder.

Conditions Precedent to Initial Borrowing:	Delivery of satisfactory legal opinions, corporate documents and officers’ and public officials’ certifications; first-priority perfected security interests in the Collateral (free and clear of all liens, subject to customary and limited exceptions to be agreed upon); receipt of customary lien and judgment searches (except with respect to the Company and its subsidiaries); execution of the Guarantees, which shall be in full force and effect; evidence of authority; payment of fees and expenses; and obtaining of customary insurance (together with customary insurance certificates).

The initial borrowing under the Senior Facilities will also be subject to the conditions precedent set forth in Exhibit B to the Commitment Letter.
Senior Facilities Term Sheet

Conditions Precedent to all Borrowings:	Delivery of notice, accuracy of representations and warranties and absence of defaults; provided that the material adverse change representation made on the Closing Date shall be consistent with the no material adverse change conditions precedent set forth in paragraph 6 of the Commitment Letter; and provided further that any borrowing under the Term Facilities occurring after the initial borrowing for the purpose of consummating the Second-Step Merger shall only be subject to (i) the delivery of notice, (ii) the additional conditions set forth below and (iii) the conditions set forth in paragraph B of Exhibit B to the Commitment Letter.

In addition, it shall be a condition to any borrowing hereunder occurring upon or prior to the consummation of the Second-Step Merger that, prior to or simultaneously with such borrowing, the Borrower shall have paid Acquisition Consideration from cash and cash equivalents on hand and not from the proceeds of the Senior Facilities or other indebtedness in an amount not less than the greater of (x) $1,000,000,000 (the “Minimum Borrower Cash Consideration”) and (y) the amount necessary to purchase equity interests in the Company sufficient to satisfy the Minimum Acceptance Condition (as defined in Exhibit B to the Commitment Letter).

Affirmative Covenants:	To be reasonably specified by the Agent (to be applicable to the Borrower and its subsidiaries), including, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of consolidated and consolidating financial statements and other information, including information required under the PATRIOT Act and audit and management letters; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; use of commercially reasonable efforts to maintain a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and a rating of the Senior Facilities by each of S&P and Moody’s; compliance with laws (including OFAC rules and regulations); inspection of books and properties; hedging arrangements satisfactory to the Agent; further assurances; payment of taxes; and, consummation as promptly as practicable following
Senior Facilities Term Sheet

the Closing Date, of the Second-Step Merger.

Negative Covenants:	To be reasonably specified by the Agent (to be applicable to the Borrower and its subsidiaries), including, without limitation, limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of debt (other than loans under the Senior Facilities); limitations on liens (other than liens on margin stock to the extent necessary to comply with margin regulations) and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements (other than Permitted ARS Borrowings); limitations on mergers, acquisitions and asset sales (which will permit sales of margin stock for fair value and for cash, so long as the proceeds thereof are invested by the Borrower in cash or cash equivalents); limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries; limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on amendments of debt and other material agreements; and limitations on capital expenditures.

Selected Financial Covenants:	Usual for facilities and transactions of this type (with financial definitions, levels and measurement periods to be agreed upon), including, without limitation: (a) maximum ratios of Total Debt to EBITDA; and (b) minimum interest coverage ratios.

Events of Default:	To be reasonably specified by the Agent relating to the Borrower and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon), including, without limitation, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and Change of Control (to be defined). For the avoidance of doubt, except in the case of a Negotiated Transaction, any change of control defaults arising under any indebtedness of the Company or any subsidiary of the Company as a direct result of the consummation of the Tender Offer shall not constitute a default or event of default under the Senior Facilities until the expiration of a cure period to be agreed.

Voting:	Amendments and waivers of the definitive credit
Senior Facilities Term Sheet

documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities (with certain amendments and waivers also requiring class votes), except that the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participations:	The Lenders will be permitted to assign (a) loans and commitments under the Term Facilities without the consent of the Borrower; provided that the Agent shall use its commercially reasonable efforts to provide notice of any such assignment to the Borrower and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender and the Issuing Bank, in each case not to be unreasonably withheld or delayed; provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender, (ii) during the primary syndication of the loans and commitments under the Senior Facilities to persons identified by the Agent or any Joint Arranger to the Borrower on or prior to the Closing Date or (iii) after the occurrence and during the continuance of an event of default. All assignments will also require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation and will not be required to be pro rata between the Senior Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.
Senior Facilities Term Sheet

Expenses and Indemnification:	The Borrower will indemnify the Joint Arrangers, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, the Issuing Bank, the Swingline Lender, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Company or any of their respective shareholders or affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Joint Arrangers, the Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank, the Swingline Lender and the Lenders for enforcement costs and documentary taxes associated with the Senior Facilities will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to the Agent and the Lead Arrangers:	Davis Polk & Wardwell.
Senior Facilities Term Sheet

ANNEX I

Interest Rates:	If, on the Closing Date, the Ratings Condition is satisfied, the interest rates under the Senior Facilities will be as follows:

Revolving Facility and Term Loan A Facility

At the option of the Borrower, (i) 4.00% plus the greater of (A) Adjusted LIBOR and (B) 3.00% or (ii) 3.00% plus the greater of (A) ABR and (B) 4.00%.

Term Loan B Facility

At the option of the Borrower, (i) 4.50% plus the greater of (A) Adjusted LIBOR and (B) 3.00% or (ii) 3.50% plus the greater of (A) ABR and (B) 4.00%.

If, on the Closing Date, the Ratings Condition is not satisfied, the interest rates under the Senior Facilities will be as follows:

Revolving Facility and Term Loan A Facility

At the option of the Borrower, (i) 4.25% plus the greater of (A) Adjusted LIBOR and (B) 3.00% or (ii) 3.25% plus the greater of (A) ABR and (B) 4.00%.

Term Loan B Facility

At the option of the Borrower, (i) 4.75% plus the greater of (A) Adjusted LIBOR and (B) 3.00% or (ii) 3.75% plus the greater of (A) ABR and (B) 4.00%.

The Borrower may elect interest periods of 1, 2, 3, 6 or (if available to all lenders) 9 months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of CS’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the
Senior Facilities Term Sheet

Annex I-1

2

aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Delayed Draw Commitment Fee:	With respect to any Term Facility, a rate per annum equal to the interest rate margin applicable to loans made under such Term Facility, on the undrawn portion of the commitments under such Term Facility, payable quarterly in arrears after the Closing Date and upon termination of the commitments under the applicable Term Facility, calculated based on the number of days elapsed in a 360-day year.
Senior Facilities Term Sheet

Annex I-2

EXHIBIT B
PROJECT ALBERT
$775,000,000 Senior Secured Credit Facilities
Summary of Additional Conditions Precedent1
     A. Conditions to Closing and Initial Borrowing: The initial borrowing under the Senior Facilities shall be subject to the following additional conditions precedent (the date of such initial borrowing, the “Closing Date”):
     1. (a) the definitive documents to be filed with the Securities and Exchange Commission with respect to the commencement of the Tender Offer shall have been provided to the Joint Arrangers prior to the commencement of the Tender Offer (or, in the case of any amendments, supplements or other modifications that are subsequently filed, prior to the filing thereof), and the terms and conditions thereof and documentation relating thereto (the “Tender Offer Documentation”) shall be in form and substance reasonably satisfactory to the Joint Arrangers (it being understood that the Tender Offer Documentation dated September 12, 2008, as extended on October 13, 2008, as amended to reflect the changes thereto set forth in the Final Draft Merger Agreement (defined below), is in form and substance satisfactory to the Joint Arrangers) and shall be in full force and effect, (b) the Tender Offer Documentation shall not have been altered, amended or otherwise changed or supplemented, in each case in any respect that could reasonably be expected to be materially adverse to the rights or interests of the Agent or the Lenders or the ability of the Joint Arrangers to syndicate the Senior Facilities, and no condition thereto shall have been waived, altered, amended or otherwise changed or supplemented, in each case without the prior written consent of the Joint Arrangers (such consent not to be unreasonably withheld or delayed), (c) all material aspects of the Tender Offer shall have been consummated in accordance with applicable laws and the description thereof in the Tender Offer Documentation, (d) the offer price in the Tender Offer shall not exceed an amount to be mutually agreed upon by the Joint Arrangers and the Borrower, and (e) Merger Sub shall have accepted for payment, pursuant to the Tender Offer, a number of shares of common stock of the Company (i) equal to at least a majority of the total number of shares of common stock of the Company and (ii) representing at least a majority of the combined voting power of all equity securities of the Company, in each case on a fully diluted basis (the “Minimum Acceptance Condition”).
     2. All shareholder rights plans, “poison pill” or any similar plans or charter or by-law provisions and all anti-takeover or similar statutes, including Section 203 of the Delaware General Corporations Law, are or will be invalid or inapplicable to the acquisition of shares pursuant to the Acquisition and to the Borrower, the Company, Merger Sub and their affiliates.
     3. All amounts due or outstanding in respect of the Existing Debt shall have been (or substantially simultaneously with the closing under the Senior Facilities shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) therefor and security (if any) thereof discharged and released. After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Senior Facilities, (b) the Borrower’s Convertible Notes; (c) any Permitted ARS Borrowing, (d) other than in the case of a Negotiated Transaction, prior to the Second-Step Merger,

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto.
Senior Facilities Term Sheet

indebtedness of the Company and its subsidiaries and (e) other limited indebtedness to be agreed upon.
     4. The Joint Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Company for the 2005, 2006 and 2007 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and (b) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of (i) the Borrower and, with respect to a Negotiated Transaction or, to the extent available, the Company, for each subsequent fiscal quarter ended 30 days before the Closing Date and (ii) the Borrower and, with respect to a Negotiated Transaction, or, to the extent available, the Company, for each fiscal month after the most recent fiscal quarter for which financial statements were received by the Joint Arrangers as described above and ended 30 days before the Closing Date, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Joint Arrangers (it being agreed that the financial statements provided to the Joint Arrangers prior to the date of the Commitment Letter are not materially inconsistent with the financial statements or forecasts previously provided to the Joint Arrangers). There shall not have been any material change to the capital stock of the Borrower or the Company outstanding as of the date hereof.
     5. The Joint Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the four-fiscal quarter period ended at least 30 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent with the forecasts previously provided to the Joint Arrangers (it being agreed that the pro forma financial statements provided to the Joint Arrangers prior to the date of the Commitment Letter are not materially inconsistent with the forecasts previously provided to the Joint Arrangers).
     6. The Joint Arrangers shall be satisfied, in their reasonable judgment, that the Borrower’s consolidated EBITDA (to be defined to exclude “milestone payments”) for the four-fiscal quarter period ended at least 30 days prior to the Closing Date (excluding EBITDA of the Company and its subsidiaries) shall not be less than $500,000,000.
     7. The Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
     8. All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (except to the extent such approvals or consents are not material to the Transaction or the other transactions contemplated hereby), all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby. Without limiting the foregoing, the waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act 1976 (as amended, the “HSR Act”) shall have expired or have been terminated.
Senior Facilities Term Sheet

     9. The Borrower shall have received a public corporate credit rating of B+ or higher by S&P and a public corporate family rating of B1 or higher by Moody’s, in each case after giving effect to the Transactions.
     10. The Joint Arrangers shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
     B. Conditions to Subsequent Borrowings for Second-Step Merger. The borrowing under the Term Facilities in connection with the consummation of any Second-Step Merger shall be subject to the following conditions precedent:
     1. After giving effect to the Second-Step Merger, the Company and its subsidiaries shall have outstanding no indebtedness or preferred stock other than limited indebtedness to be agreed upon (including indebtedness contemplated by the next sentence). Except as provided under “Security” in Exhibit A to the Commitment Letter, (a) the Company and its domestic subsidiaries that are required to become Guarantors shall have executed and delivered customary new or joinder documentation with respect to the definitive documentation for the Senior Facilities, including collateral documents and (b) the Lenders shall have received (x) additional legal opinions, in form and substance similar to those delivered with respect to the initial borrowing, with respect to such additional Guarantors and collateral and (y) customary lien and judgment searches with respect to the Company and its subsidiaries.
     2. All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (except to the extent such approvals or consents are not material to the Transaction or the other transactions contemplated hereby), all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby. Without limiting the foregoing, the waiting periods under the HSR Act shall have expired or been terminated.
     3. The terms and conditions of the Merger Agreement (if any), and documentation relating thereto, shall be in form and substance reasonably satisfactory to the Joint Arrangers (it being understood that the final draft Merger Agreement and Disclosure Schedule dated November 23 , 2008 delivered to the Joint Lead Arrangers on or prior to the date of the Commitment Letter (the “Final Draft Merger Agreement”) is in form and substance satisfactory to the Joint Arrangers); and shall be in full force and effect. The Merger Agreement (if any) shall not have been altered, amended or otherwise changed or supplemented, in each case in any respect that could reasonably be expected to be materially adverse to the rights or interests of the Agent or the Lenders or the ability of the Joint Arrangers to syndicate the Senior Facilities, and no condition thereto shall have been waived, altered, amended or otherwise changed or supplemented, in each case without the prior written consent of the Joint Arrangers (such consent not to be unreasonably withheld or delayed). The Second-Step Merger shall be consummated simultaneously with such borrowing under the Senior Facilities in accordance with applicable laws and on terms described in the Merger Agreement (if any).
     4. All accrued fees and expenses of the Agent, the Joint Arrangers and the Lenders shall have been paid.
Senior Facilities Term Sheet

     5. No uncured payment default or bankruptcy default under any of the definitive documentation for the Senior Facilities shall exist, and the representation and warranties related to the Borrower’s and its material subsidiaries’ existence and good standing, noncontravention, enforceability, compliance with margin stock rules and the Investment Company Act of 1940 shall be correct.
Senior Facilities Term Sheet